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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                               (AMENDMENT NO.__ )1
                            ------------------------


                                iGo Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   449592104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 2000
--------------------------------------------------------------------------------
          (Date of the Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this section is filed:

         [   ]    Rule 13d-1(b)

         [   ]    Rule 13d-1(c)

         [ X ]    Rule 13d-1(d)


--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

CUSIP No. 449592104                   13G                      Page 2 of 5 Pages

________________________________________________________________________________
1.   Name of Reporting Person
     I.R.S. Identification No. of above person (entities only)

     John Mackall
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization

     California, United States of America
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         1,237,500
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          162,640
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           1,237,500
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    162,640
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,400,140
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                                 [ ]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (11)

     6.0% AT DECEMBER 31, 2000
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)

     IN
________________________________________________________________________________

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ITEM 1(a).  NAME OF ISSUER:

            iGo Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            9393 Gateway Drive
            Reno, Nevada 89511

ITEM 2(a).  NAME OF PERSON FILING:

            John Mackall

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            1332 Anacapa Street, Ste. 200
            Santa Barbara, California 93101

ITEM 2(c).  CITIZENSHIP:

            California, United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.001 per share

ITEM 2(e).  CUSIP NUMBER:

            449592104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS A:

(a)    [  ]  Broker or Dealer registered under Section 15 of the Act.

(b)    [  ]  Bank as defined in section 3(a)(6) of the Act.

(c)    [  ]  Insurance Company as defined in section 3(a)(19) of the Act.

(d)    [  ]  Investment Company registered under section 8 of the Investment
             Company Act.

(e)    [  ]  An Investment Advisor in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)    [  ]  An Employee Benefit Plan or Endowment Fund in accordance with Rule
             13d-1(b)(1)(ii)(F).

(g)    [  ]  A Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G).

(h)    [  ]  A Savings Association as defined in Section 3(b) of the Federal
             Deposit Insurance Act..

(i)    [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)    [  ]  Group in accordance with Rule 13d-1(b)(1)(ii)(J).

                                Page 3 of 5 pages
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ITEM 4.  OWNERSHIP.

(a)    Amount Beneficially Owned:

              1,400,140 shares of which 1,237,500 shares are owned by Mr. Mackall individually and 162,640 shares are held by Santa Barbara Bank & Trust as Trustee for the John R. Mackall SEPP-IRA.

(b)    Percent of Class:

              6.0% at December 31, 2000.

(c)    Number of shares as to which such person has:

       (i)    sole power to vote or to direct the vote:

                           1,237,500

       (ii)   shared power to vote or to direct the vote:

                           162,640

       (iii)  sole power to dispose or to direct the disposition of::

                           1,237,500

       (iv)   shared power to dispose or to direct the disposition of:

                           162,640

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              N/A

                                Page 4 of 5 pages
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

              N/A

ITEM 10.  CERTIFICATION.

              N/A


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Date:    February 13, 2001
                                                --------------------------------

                                          Signature:   /s/ John Mackall
                                                       -------------------------

                                          Name/Title:  JOHN MACKALL
                                                      --------------------------

                                Page 5 of 5 pages